                                                                                                     Bank of America

                                                                                                     100 North Tryon Street
                                                                                                     Charlotte, NC 28255

                                                                                                   Tel 704.386.5000
October 3, 2001
Media may contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America prices $1 billion in 5-year senior notes

CHARLOTTE -- Bank of America Corporation today priced a global offering of $1 billion in 5-year fixed-rate senior notes for sale in the United States and abroad.

The senior notes have a coupon interest rate of 4.75 percent per annum, payable semi-annually on April 15 and October 15 with the first interest payment on April 15, 2002.  The notes mature on October 15, 2006 and normally are not redeemable prior to maturity.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Barclays Capital, Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Lehman Brothers, Merrill Lynch & Co., JP Morgan, Morgan Stanley Dean Witter and Salomon Smith Barney.  Closing is scheduled for October 9, 2001.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission.  Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, London and certain shares are listed on the Tokyo stock exchanges.

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